Exhibit 99.1

PowerUp Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing April 11, 2022

New York, NY, April 7, 2022 – PowerUp Acquisition Corp. (the “Company”) (NASDAQ: PWUPU) announced today that, commencing April 11, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and the warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbols “PWUP” and “PWUPW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “PWUPU.” Holders of the units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PowerUp Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to identify and acquire a business within the interactive media, digital media, sports, entertainment, and/or leisure, with a particular focus on video gaming, gaming adjacent, and new metaverse video gaming businesses. The management team is led by Bruce Hack, Jack Tretton, Michael Olson and Gabriel Schillinger. Mike Vorhaus serves as senior advisor.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Gabriel Schillinger

President, PowerUp Acquisition Corp.

(347) 313-8109

Email: gs@powerupacq.com

PR Contact:

Tom Ohle

Evolve PR Inc.

(778) 677-6342

Email: tom@evolve-pr.com